Exhibit 8.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

June 11, 2021

Atieva, Inc. d/b/a Lucid Motors

7373 Gateway Blvd

Newark, CA 94560

Ladies and Gentlemen:

We have acted as counsel for Atieva Inc., d/b/a Lucid Motors, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), in connection with the preparation of the Registration Statement (File No. 333-254543) on Form S-4 filed on March 19, 2021 with the Securities and Exchange Commission and the related joint proxy statement/prospectus forming a part thereof, each as amended and supplemented through the date hereof (the “Registration Statement”) with respect to the merger of Merger Sub (as defined herein) with and into the Company pursuant to the Agreement and Plan of Merger dated as of February 22, 2021 (the “Merger Agreement”), by and among Churchill Capital Corp IV, a Delaware corporation (the “SPAC”), Air Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of the SPAC (the “Merger Sub”) and the Company. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the representation letters of the SPAC and the Company delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) any representations made in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Representation Letters subject to qualification relating to the knowledge, belief, expectation or intent of any party are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case, without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth therein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger to Lucid Shareholders,” constitute our opinion as to the material U.S. federal income tax consequences of the Merger to holders of Lucid Common Shares, as each such term is defined in the Registration Statement.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the federal laws of the United States. This opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the use of our name under the captions “Material U.S. Federal Income Tax Consequences of the Merger to Lucid Shareholders” in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP